Exhibit 1.01 - Conflict Minerals Report
When used in this report, the terms "Avon," the "Company," "we," "our" or "us" mean, unless the context otherwise indicates, Avon Products, Inc. and its consolidated subsidiaries.

This Conflict Minerals Report is an exhibit to Avon’s Form SD filed with the Securities and Exchange Commission on June 1, 2015 and should be read in conjunction with our Form SD. Capitalized terms used herein and not defined have the meaning set forth in our Form SD.

Summary
After exercising due diligence (as described below), although the Company has not determined that any of the conflict minerals in our products originated in a covered country, the Company is unable to conclude with certainty that none of the conflict minerals in our products originated in a covered country.

To the best of our knowledge, Avon does not source any minerals, including conflict minerals, directly from mines, smelters or refiners and is several layers removed from these market activities. To the best of our knowledge, and in light of the information provided during the RCOI, Avon does not purchase any conflict minerals directly from any covered countries.

Our product categories are Beauty and Fashion & Home. Beauty consists of skincare (which includes personal care), fragrance and color (cosmetics). Fashion & Home consists of fashion jewelry, watches, apparel, footwear, accessories, gift and decorative products, housewares, entertainment and leisure products, children’s products and nutritional products. Both product categories consist of products that include conflict minerals in their creation. For example, during 2014, some of our raw ingredients used in the manufacture of certain color and skincare products in our Beauty category contained tin or gold. Other minerals may be used indirectly as a catalyst in the production of Beauty products. In addition, certain jewelry, electronic and other products within the Fashion & Home category also contain conflict minerals.

In light of our conclusion and in line with the Rule, an independent private sector audit of this Conflict Mineral Report is not required.

Due Diligence Framework & Design
Avon designed its due diligence process based upon the internationally recognized due diligence framework set forth in the Organization for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Framework”).

Due Diligence Steps Taken
In accordance with the OECD framework, Avon’s due diligence measures included the following steps:

1)	Establish strong company management systems

•	Established a cross-functional team comprised of employees in key business functions to design and implement our conflict minerals compliance efforts with executive-level support and oversight

•	Provided background information and training on the Rule to employees involved in our conflict minerals compliance efforts

•	Provided online training and support to suppliers involved in our conflict minerals compliance efforts

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Continued to maintain the conflict minerals position statement, which includes information on how to contact Avon for further information and/or report concerns. The Avon Conflict Minerals Position Statement is available on our website at http://www.avoncompany.com/corporate-responsibility/about-cr/positions-policies/conflict-minerals/

•	Avon’s Integrity Helpline (integrityhelpline.avon.com) is available 24 hours a day, seven days a week and also provides a way to ask a question or make a report

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Enhanced supply chain transparency and strengthened engagement with suppliers by asking targeted suppliers to complete the Conflict Mineral Reporting Template developed by the Conflict Free Sourcing Initiative ("CFSI") and providing suppliers with background information on the Rule

•	Improving our supplier and products records to better assess the potential use of conflict minerals by the Company, including implementing a manual pre-screening program for new supplier relationships

•	Required that relevant conflict minerals documentation is retained for at least 5 years pursuant to Avon’s document retention policy
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2)	Identify and assess risks in the supply chain

Our supplier Surveys provided an opportunity for us to engage with targeted suppliers and acquire information regarding the potential use and source of conflict minerals in products that they provide to Avon. It also helped us to assess relevant supply chain information in our information systems. In particular, we:

•	Developed a better understanding of our suppliers’ processes and where there were potential gaps in information or understanding

•	Reviewed Survey responses for “red flags,” i.e., inconsistent and/or incomplete responses that indicated a potential risk

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Compared smelters and refiners identified by participating suppliers to the list of smelters that have been validated as meeting the conflict free requirements of the Conflict Free Smelter Program of the CFSI

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Identified areas of improvement for our information technology that could enhance, on an ongoing basis, the quality of direct supplier information to better assess the potential use of conflict minerals

3)	Design and implement a strategy to respond to identified risks

Avon implemented a risk management plan designed to identify, monitor and mitigate identified risks. Key elements of the plan included:

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Providing regular updates to senior management in the Finance, Supply Chain, and Legal functions through Steering Committee meetings, as deemed necessary by the working group during the due diligence period

•	Sending corrective action follow-up notices to suppliers who provided incomplete and/or inconsistent Survey responses

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The corrective action notices request follow-up information from suppliers, as needed, and direct suppliers to Avon’s training materials regarding key regulatory requirements and to industry resources that may be useful to the suppliers

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Sending a corrective action notice to suppliers who did not complete a Survey in a timely manner, requesting that they begin gathering information regarding the potential use of conflict minerals in materials supplied to Avon during 2015 and also informing them that Avon will provide additional training for the 2015 compliance period. Avon informed these suppliers that if they did not complete the survey and comply with our 2014 compliance efforts, Avon would evaluate its options, including but not limited to reassessment of the relationship between the supplier and Avon

4)	Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

As previously stated, to the best of our knowledge, Avon does not source any minerals, including conflict minerals, directly from mines, smelters or refiners and is several layers removed from these market activities. As a result, Avon does not conduct audits of smelters and refiners. As part of our due diligence process, we rely on cross-industry initiatives such as those led by the Electronics Industry Citizenship Coalition, the Global e-Sustainability Initiative (“GeSI”) and the CFSI.

5)	Report on supply chain due diligence

This Report and Avon’s Form SD are available at www.avoninvestor.com and http://www.avoncompany.com/corporate-responsibility/about-cr/positions-policies/conflict-minerals/

6)	Outcomes of RCOI

We have not been able to determine whether any of the products manufactured, or contracted to manufacture, for Avon by our suppliers contain conflict minerals originating from one of the covered countries.

We received responses from 556 (75%) of the 744 suppliers initially identified.  The vast majority of the suppliers who did complete the survey responded that their products do not contain any conflict minerals.  Based on survey responses, we identified 47 suppliers who manufactured, or contracted to manufacture, products that contained conflict minerals.

Of these 47 suppliers, 43 either (i) responded to our survey that they could not determine the country of origin of the conflict minerals or (ii) responded that the conflict minerals did not originate in a covered country.  The remaining four suppliers indicated that their products contain conflict minerals that originated from one of the covered countries.  As part of our ongoing due diligence, we are continuing to collect information from these suppliers.

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Some of the 47 suppliers identified 30 smelters and/or refiners that may have been used to supply the conflict minerals used in their products. Twenty smelters and/or refiners were validated by the CFSI as meeting the conflict free requirements of the Conflict Free Smelters Program.  The suppliers reported the smelter and refiner information predominantly at a company level and not at a product level.

After exercising due diligence (described in this report), although the Company has not determined that any of the conflict minerals in our products originated in a covered country, the Company is unable to conclude with certainty that none of the conflict minerals in our products originated in a covered country.

Ongoing Risk Mitigation Efforts
In line with our Conflict Minerals Position Statement, we are implementing an ongoing risk mitigation plan that is intended to strengthen our supply chain due diligence capability and traceability with respect to conflict minerals and reduce the risk that the sourcing of any conflict minerals benefits armed groups in the covered countries.

Key steps for 2015 include:

•	Continuing engagement with targeted suppliers in 2015, including current suppliers who were non-responsive to our 2014 RCOI or who were responsive, but did not provide sufficient information

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As described above, Avon informed non-responsive suppliers that if they did not complete the survey and comply with our 2015 compliance efforts, Avon would evaluate its options, including but not limited to reassessment of the relationship between the supplier and Avon

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Enhancing our information technology capabilities to improve our supplier and products records to better assess the potential use of conflict minerals by the Company, including identifying process improvements through automation of our pre-screening program for new supplier relationships

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Continue to identify and drive improvements to our information technology systems that could enhance, on an ongoing basis, the quality of direct supplier information to better assess the potential use of conflict minerals and allow us to more efficiently perform applicability assessments for existing targeted suppliers in future years

•	Launching the 2015 RCOI in the fourth quarter of 2015 and providing advance notice to suppliers

•	Finalizing and incorporating supplier contract language and/or terms and conditions that will require suppliers to cooperate with Avon’s conflict minerals compliance efforts

•	Maintaining the cross-functional team comprised of employees in key business functions to design and implement our conflict minerals compliance efforts with executive-level support and oversight

Forward-Looking Statements
Certain statements herein, including our ongoing risk mitigation efforts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, (1) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source conflict minerals and (3) political and regulatory developments, whether in the Democratic Republic of the Congo region, the United States or elsewhere. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.

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